     As filed with the Securities and Exchange Commission on March 30, 2001



                                                           Registration No. 333-

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                       THE ASHTON TECHNOLOGY, GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                7370                              22-6650372
   (State or other jurisdiction of         (Primary Standard Industrial        (I.R.S. Employer Identification
    incorporation or organization)          Classification Code Number)                    Number)

                               1835 Market Street
                                    Suite 420
                        Philadelphia, Pennsylvania 19103
                                 (215) 789-3300
               (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                                 Arthur J. Bacci
                                    President
                        The Ashton Technology Group, Inc.
                               1835 Market Street
                                    Suite 420
                        Philadelphia, Pennsylvania 19103
                                 (215) 789-3300
            (Name, Address, including Zip Code, and Telephone Number,
                   including Area Code, of Agent for Service)

                                   ----------

                                   Copies to:

                               John M. Mann, Esq.
                              Mayer, Brown & Platt
                        700 Louisiana Street, Suite 3600
                           Houston, Texas 77002-2730
                                 (713) 547-9619



         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                           Proposed Maximum
Title of Each Class of Securities     Number to be        Offering Price Per       Amount of Registration
        to be Registered             Registered(1)             Share(2)                     Fee
---------------------------------    -------------        ------------------       ----------------------
  Common stock, par value $0.01        2,567,278                $1.516                   $1,083.39

         (1) This registration statement covers the following: (a) the resale by CALP II Limited Partnership of up to 1,333,333 shares of our common stock, which we sold to CALP II pursuant to a private placement in February 2001; (b) the resale by TK Holdings, Inc. of up to 933,945 shares of our common stock, 733,945 which we issued to TK Holdings in a share exchange and 200,000 of which are issuable upon the exercise by TK Holdings of its beneficial interest in the Series K Warrant; (c) the resale by Southshore Capital Fund Limited of up to 150,000 shares of our common stock issuable upon the exercise by Southshore of its beneficial interest in the Series K Warrant; (d) the resale by Advantage (Bermuda) Fund Ltd. of up to 40,500 shares of our common stock issuable upon the exercise by Advantage of its beneficial interest in the Series K Warrant; and
(e) the resale by CALP Limited Partnership of up to 109,500 shares of our common stock issuable upon the exercise by CALP of its beneficial interest in the Series K Warrant.


         (2) Based on the average of the reported high and low sales prices of the common stock as reported on the NASDAQ National Market of the NASDAQ Stock Market, Inc., on March 29, 2001, estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement becomes effective on such date as the Securities and Exchange Commission (the "SEC," or the "Commission"), acting pursuant to Section 8(a), may determine.


================================================================================

                  SUBJECT TO COMPLETION, DATED MARCH 30, 2001

The information in this prospectus is not complete and may be changed. We have filed a registration statement relating to these securities with the Securities and Exchange Commission. The selling stockholders are not allowed to sell these securities nor accept offers to buy these securities, prior to the time the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state in which the offer or sale is not permitted.

                             PRELIMINARY PROSPECTUS
                                2,567,278 SHARES
                        THE ASHTON TECHNOLOGY GROUP, INC.
                          COMMON STOCK, $0.01 PAR VALUE

                                   ----------

         This prospectus covers 2,567,278 shares of The Ashton Technology Group, Inc. common stock that the selling stockholders may offer and sell from time to time. We issued the common stock owned by the selling stockholders in private placements conducted in February and March 2001. The February 5, 2001 sale of 1,333,333 shares of our common stock was in the form of a Common Stock Purchase Agreement between CALP II Limited Partnership and us. In March 2001, we issued 733,945 shares of our common stock to TK Holdings, Inc., in exchange for 72,850 shares of preferred stock of Universal Trading Technologies Corporation and 130,000 shares of Electronic Market Center, Inc., two of our subsidiaries.

         In December 1999 we issued a Series K Warrant to TK Holdings for the purchase of 500,000 shares of our common stock, at an exercise price of $2.50 per share. Under the terms of the Series K Warrant, TK Holdings may exercise its warrants on or after June 4, 2000, but no later than June 4, 2002. The right to purchase all of the shares under the warrant began vesting in quarterly increments on December 20, 2000, and will vest in full on September 30, 2001. In March 2001, TK Holdings assigned a majority of its beneficial interest in the shares underlying the Series K Warrant. We agreed that we would file a registration statement covering the resale of the shares of common stock that we sold to the selling stockholders, as well as the resale of the common stock underlying the Series K Warrants.

         The selling stockholders may sell their shares, directly or through broker-dealers or underwriters, in the over-the counter market, in any securities exchange or market in which our common stock may in the future be traded, in privately-negotiated transactions or otherwise. Sales may be made at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling stockholders should deliver a copy of this prospectus when they offer and sell their shares.

         The selling stockholders will receive all of the net proceeds from sales of their shares and will pay all brokerage commissions and similar selling expenses, if any. We will receive no proceeds from sales of the shares by the selling stockholders. We will not be responsible for paying other expenses relating to the registration of shares.

         Our common stock and our publicly traded warrants are listed on the NASDAQ - National Market System under the symbols "ASTN" and "ASTNW," respectively. The closing price of our common stock on March 26, 2001, was $1.563 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE MATTERS IN THE "RISK FACTORS" SECTION, BEGINNING ON PAGE
9. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is March 30, 2001.

                                   ----------

                                TABLE OF CONTENTS


CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS........................................................4

OUR COMPANY......................................................................................................5

SELECTED CONSOLIDATED FINANCIAL INFORMATION......................................................................8

RISK FACTORS.....................................................................................................9

USE OF PROCEEDS.................................................................................................18

SELLING STOCKHOLDERS............................................................................................18

PLAN OF DISTRIBUTION............................................................................................19

DESCRIPTION OF OUR CAPITAL STOCK................................................................................20

INDEMNIFICATION.................................................................................................21

WHERE YOU CAN FIND MORE INFORMATION.............................................................................21

TRANSFER AGENT AND REGISTRAR....................................................................................22

LEGAL MATTERS...................................................................................................22

EXPERTS.........................................................................................................22

IMPORTANT INFORMATION INCORPORATED INTO THIS PROSPECTUS.........................................................22

PART II  INFORMATION NOT REQUIRED IN PROSPECTUS.................................................................23



            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"); Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of The Ashton Technology Group, Inc. ("Ashton" or the "Company") to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: our dependence on arrangements with self-regulatory organizations; dependence on proprietary technology; the intended merger between the Company and its subsidiary, Universal Trading Technologies Corporation; our ability to successfully operate and obtain sustained liquidity in our volume-weighted average price and other trading systems; our ability to develop the iMATCH System(TM); changes in foreign markets, namely, Canada and Hong Kong; technological changes and costs of technology; industry trends; competition; ability to develop markets; changes in business strategy or development plans; availability, terms and deployment of capital; availability of qualified personnel; changes in government regulation; general economic and business conditions; and other factors referred to in this Form S-3.

                        THE ASHTON TECHNOLOGY GROUP, INC.

                                   OUR COMPANY

         The Ashton Technology Group, Inc. was formed as a Delaware corporation in 1994, and is an eCommerce company that develops and operates electronic transaction and distribution systems for the global financial services industry utilizing advanced telecommunications, computing, data and information security, and Internet technologies. Currently, we are organized as a parent company with five subsidiaries and joint ventures.

         o Universal Trading Technologies Corporation ("UTTC"), which has three subsidiaries of its own:

                  -        REB Securities, Inc. ("REB"),

                  -        Croix Securities, Inc. ("Croix"), and

                  -        NextExchange, Inc. ("NextExchange").

         o        ATG Trading, LLC ("ATG Trading"),

         o        Ashton Technology Canada, Inc. ("Ashton Canada")

         o        Kingsway-ATG Asia, Ltd. ("KAA"), and

         o Electronic Market Center, Inc. ("eMC"), which has two subsidiaries of its own:

                  -        E-Trustco.com Inc. ("E-Trustco") and

                  - International Trust Company of the Americas ("ITCA") (in organization)

         Effective September 15, 2000 we dissolved ATG International, Inc., which was then one of our wholly owned subsidiaries. Our international activities will be conducted through Ashton Canada and KAA.

         On March 28, 2001, our board of directors approved a plan for us to acquire the minority interest in UTTC currently not owned by us. Upon our acquisition of the UTTC minority interest, we will be the sole stockholder of UTTC. We then intend to merge UTTC into Ashton, whereupon we will be the surviving entity. Our focus is to develop and operate alternative trading systems serving the needs of exchanges, institutional investors and broker-dealers in the U.S. and internationally. We will also operate, through Croix, as an electronic securities broker providing investors with access to our alternative trading systems. There can be no assurance that our merger with UTTC will achieve the intended business purpose.

         We plan to develop and introduce our iMATCH System(TM) ("iMATCH(TM)"). The iMATCH System represents a global distribution network of independently licensed and operated intelligent matching systems incorporating a value-added front-end, routing services, and execution hosting capability. The execution capability includes the electronic volume weighted average price trading system ("eVWAP(TM)") for listed and NASDAQ stocks, market-on-close ("eCLOSE(TM)") for listed and NASDAQ stocks, intra-day trading products (SemiContinuousMarket(TM)), international stocks beginning in Canada, a ticker plant with related data services, and an interactive central limit book with blind auction and online negotiation features. We will license the system and its associated products to our joint ventures. The joint ventures are responsible for the sales and marketing of the products and operation of the systems in their respective territories.

         Our principal executive offices are at 1835 Market Street, Suite 420, Philadelphia, Pennsylvania 19103. Our telephone number is (215) 789-3300. Our website is www.ashtontechgroup.com. Information on our website does not constitute part of this document.

UNIVERSAL TRADING TECHNOLOGIES CORPORATION

         UTTC and its subsidiaries market, deploy and operate the eVWAP System through secure public and private communications networks and the worldwide web. The eVWAP System enables institutional customers and financial intermediaries to transact efficiently and cost effectively in a global trading environment by providing:

         o a neutral environment - with exchange-standard surveillance and regulatory rules;

         o global accessibility - through the MCI/Worldcom network and the worldwide web;

         o seamless integration - into existing investment management systems, securities exchanges, alternate trading systems, electronic communication networks, and broker systems;

         o electronic connectivity - to post-trade clearing and settlement mechanisms; and

         o absolute trading anonymity and confidentiality - total data security through the use of encryption, electronic authentication, and firewalls.

         Our target customers are securities exchanges, institutions, money managers, broker-dealers, and other members of the professional investment community. Our goal is to enable these market participants to trade in an electronic global trading environment that provides large size, absolute anonymity, no market impact and lower transaction fees.

         UTTC's subsidiaries include:

         NEXTEXCHANGE INC. We formed NextExchange in February 1999 as a wholly owned subsidiary of UTTC, in order to pursue opportunities available as a result of the SEC's support for non-mutualized, "for profit" securities exchanges. UTTC intends to leverage its technology platforms to create an all-electronic, screen-based registered business-to-business ("B2B") exchange that provides a highly liquid, efficient and fair securities market for trading equities, options and other securities. These "NextExchange" concepts reflect the creation of a fully electronic, global distribution network linking institutional pools of liquidity while assuring the best possible price with the lowest possible transaction costs. We have an agreement with a third party to develop an interactive central limit order book for a non-equity securities marketplace. The system will be licensed to the third party and we will be entitled to certain cash payments and an equity interest in the third party. We have developed the system prototype and the third party is in the process of evaluating the market receptivity to the product. We believe that this approach will enable us to reduce the costs and risks associated with the development effort of the more demanding equities central limit order book system. The prototype central limit order book system will be modified and enhanced for use with global equities. There can be no assurance that we will be able to complete the development, finance the development of, or deploy our NextExchange concepts.

         CROIX SECURITIES, INC. Croix was formed in February 1999 as a wholly owned subsidiary of UTTC to act as an introducing broker on behalf of institutions using our eVWAP System. Croix intends to expand its operations to provide electronic broker-dealer services and analytical services, and to become a full service execution group utilizing our eVWAP System and other liquidity sources to assist our clients in the execution of their trades, including residual eVWAP orders.

         REB SECURITIES, INC. REB is a wholly owned broker-dealer subsidiary of UTTC that operates as the facilities manager for the eVWAP in listed stocks through the Philadelphia Stock Exchange ("PHLX"), and does not engage in any other broker-dealer activities.

         We are pursuing the introduction of an eVWAP for NASDAQ stocks and an eCLOSE product for both listed and NASDAQ stocks. We are currently working with the PHLX to introduce eVWAP on NASDAQ issues. On December 13, 2000, the PHLX agreed to submit a proposal to the SEC to expand the securities available for eVWAP trading to include component issues of the NASDAQ 100 indices, as well as those additional securities that comprise the top 150 NASDAQ National Market securities by market capitalization subject to certain dollar volume criteria. We are also in discussions with other national and international exchanges for the introduction of the eCLOSE and other products. In addition, we are proceeding with the introduction of these products as a broker-sponsored system through Croix Securities, pursuant to the SEC's regulations on alternative trading systems ("Regulation ATS"). We are now in the process of filing the appropriate regulatory documents with the NASD and the SEC related to the Croix ATS ("CroixNet").

ASHTON TECHNOLOGY CANADA, INC.

         On December 20, 1999, we entered into an agreement to create Ashton Canada to develop, market and operate intelligent matching, online transaction systems and distribution systems for seamless use by U.S. and Canadian financial intermediaries. On June 8, 2000, Ashton Canada entered into an agreement with the Toronto

Stock Exchange ("TSE") to market, deploy, and operate our proprietary eVWAP, as a facility of the TSE for Canadian securities. On January 12, 2001, the Ontario Securities Commission approved an amendment to the Rules and Policies of the TSE, allowing the implementation of eVWAP as a facility of the TSE and allowing Participating Organizations ("POs") and eligible institutional clients access to the eVWAP facility.

ATG TRADING, LLC

         ATG Trading currently provides limited two-sided liquidity on a neutral basis for our clients utilizing the eVWAP System. ATG Trading is also intended to provide our management with real-time experience with volume weighted average price trading techniques, risk management knowledge, and to enable discussions and alliances with other third party liquidity providers. We are currently analyzing the development of proprietary trading software for use by ATG Trading and other liquidity providers.

KINGSWAY-ATG ASIA, LTD.

         On December 16, 1999, we finalized a joint venture agreement with Kingsway International to create KAA. Because we own less than 50% of the equity of KAA, we account for our investment in KAA under the equity method of accounting as required by generally accepted accounting principles.

         We have been working with management of KAA to develop a plan for the deployment of our iMATCH System, including eVWAP, in the Hong Kong and Far East markets. The plan entails deployment of the iMATCH System technologies, products, and services to Hong Kong and the Far East, implementation of an anonymous securities clearing process in Hong Kong for eVWAP trades, cross-border settlement and clearing of eVWAP trades, and regulatory approval for the systems. We have held discussions with KAA and local regulators and exchange officials to implement the eVWAP as a facility of the Hong Kong Exchange and Clearing Limited.

ELECTRONIC MARKET CENTER, INC.

         We formed eMC as a wholly owned subsidiary in June 1998 to develop, operate and market a global electronic distribution channel offering a full range of financial products and services. On April 18, 2000, eMC acquired 100% of the stock of E-Trustco.com Inc. E-Trustco is a business-to-business electronic trust services company. It was designed to provide an electronic professionally managed investment advisory program - in the form of multi-manager wrap accounts - to partners such as online brokers.

         eMC has been developing a private label and rebrandable global network for financial services and products geared primarily to the needs of small and midsize financial intermediaries. eMC intends to provide financial advisors and intermediaries with a solution for the electronic distribution of financial products and services to their clients. eMC's approach is to select distribution partners with existing brands and business models and to provide them a technology platform they can leverage to expand their existing client relationships and attract new clients.

         In April 2000, Ashton's board of directors agreed to invest $3 million in eMC to commence the initial development. The initial development phase has been completed. We recently completed a review of market conditions, eMC's strategy, and the resources and funding required to complete the development of eMC. Based upon this review, the lack of available external funding, and the overall market conditions which we believe will impact the demand for eMC's products and services, our board of directors determined not to provide any additional funding to eMC beyond the $3 million already committed.

         Unless additional funding is obtained by eMC, all development efforts will cease and alternatives will be pursued, including a sale of eMC to third parties or a voluntary liquidation of eMC.

         Since our inception we have not realized an operating profit and have generated a significant accumulated deficit as a result of our reported losses. All of the subsidiaries and joint ventures described above are in the development stage and subject to significant risks associated with development stage businesses. The eVWAP System generates all of our revenues.

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

     In the table below, we have summarized selected historical information from our financial statements contained in our reports that we describe in "Important Information Incorporated Into This Prospectus" on page 22 of this prospectus. You should read this summary in conjunction with those financial statements, and the section "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in those reports. Our historical financial results do not necessarily indicate what our future results will be.

                                                            YEAR ENDED MARCH 31,           NINE MONTHS ENDED DECEMBER 31,
                                                       ------------------------------      ------------------------------
                                                           2000              1999              2000              1999
                                                       ------------      ------------      ------------      ------------
                                                                 (audited)                           (unaudited)

Consolidated Statement of Operations
     Information:

Revenues: ........................................     $  3,869,084      $  1,434,438      $    134,488      $  3,868,566
Expenses:
     Costs of revenues ...........................          644,510           168,000                --           644,510
     Development costs ...........................           95,354           190,707                --            95,354
     Depreciation and amortization ...............          715,956           515,240           478,553           631,411
     Non-cash compensation charges ...............          351,369         5,932,466            30,081           285,208
     Loss on trading activities ..................               --                --           558,486                --
     Selling, general and administrative .........       17,255,007         9,225,551        11,323,559        14,492,494
                                                       ------------      ------------      ------------      ------------

Loss from operations .............................      (15,193,112)      (14,597,526)      (12,256,191)      (12,280,411)
                                                       ------------      ------------      ------------      ------------

Interest income ..................................        1,169,910           146,816         1,029,341           773,312
Interest expense .................................             (797)               --            (9,937)               --
Other income (expense) ...........................         (416,632)          133,222           307,105          (416,632)
Gain on deconsolidation of Gomez .................        5,568,475                --                --         5,568,475
Gain on redemption of Gomez
     preferred stock .............................        2,550,000                --                --                --
Equity in loss of affiliates .....................           90,508                --        (1,789,531)               --
Minority interest in loss of subsidiaries ........               --            41,003                --                --
Dividends attributed to preferred stock ..........       (1,259,757)       (1,113,277)       (1,062,328)         (987,041)
Beneficial conversion feature of
     preferred stock .............................               --        (4,270,435)               --                --
Dividends in arrears on preferred stock ..........         (456,075)          (33,447)         (425,724)         (515,738)
                                                       ------------      ------------      ------------      ------------

Net loss applicable to common stock ..............     $ (7,947,480)     $(19,693,644)     $(14,207,265)     $ (7,858,035)
                                                       ============      ============      ============      ============

Net loss per common share - basic and
     diluted .....................................     $      (0.32)     $      (1.80)     $      (0.50)     $      (0.33)
                                                       ============      ============      ============      ============

Weighted  average number of common shares
outstanding - basic and diluted ..................       24,929,977        10,953,818        28,586,531        23,969,241
                                                       ============      ============      ============      ============

Consolidated Balance Sheet Data:
Cash and cash equivalents ........................     $ 15,365,439      $  2,667,347      $  2,881,204      $ 14,904,873
Securities available for sale ....................        9,906,220                --         9,990,447         9,912,120
Working capital ..................................       24,978,266         1,879,336        12,572,490        25,015,022
Total assets .....................................       31,023,911         5,653,737        18,745,521        27,014,359
Stockholders' equity .............................       25,162,607         4,444,978        12,680,775        24,719,994

                                  RISK FACTORS

         In addition to the other information contained or incorporated by reference in this prospectus, you should consider carefully the following risk factors in evaluating an investment in our securities. If any of the following risks actually occur, our financial performance or business outlook could be adversely affected, the trading price of our securities could decline, and you might lose part or all of your investment.

                          RISKS RELATED TO OUR COMPANY

WE HAVE A LIMITED OPERATING HISTORY

         We have never realized any operating profit and have generated a significant accumulated deficit as a result of our reported losses. We were founded in 1994 as a development stage company with no operating history. Our only meaningful sources of revenue have been from a subsidiary which we sold in November 1997 and Gomez, Inc. ("Gomez"), a former subsidiary. Due to a private placement by Gomez of its securities in December 1999, our equity interest in Gomez decreased to less than 50% and we began accounting for our investment in Gomez under the equity method of accounting rather than consolidating Gomez's results of operations within our results. Our revenue for the fiscal year ended March 31, 2000 was $1.4 million substantially all of which was generated by Gomez. We currently recognize no revenue from Gomez and the current carrying value of our Gomez equity investment is zero.

WE WILL NEED ADDITIONAL FINANCING

         On February 9, 2001, we entered into a $25,000,000 equity line financing arrangement with Jameson Drive LLC (the "Equity Line Agreement"), which should provide sufficient working capital for the next four fiscal quarters. The financing arrangement is in the form of a Securities Purchase Agreement providing for the purchase by Jameson Drive of up to $25,000,000 worth of shares of our common stock over a 24-month period. Under the terms of the Equity Line Agreement, we can deliver a put to Jameson Drive specifying the dollar amount of shares we intend to sell on each put (not less than $100,000 and not more than 150% of the product of the weighted average daily price of Ashton's common stock and the weighted average trading volume) for the twenty trading day period following the delivery of that put.

         We must satisfy certain conditions before Jameson Drive is obligated to accept a put from us, two of which are (a) that the registration statement covering the shares be declared effective by the SEC and remain effective and
(b) the weighted average daily trading volume of the common stock be at least $100,000 for the twenty trading days preceding both the date of the put and the closing date of the put. There can be no guarantee that we will be able to meet these and other conditions, or that we will be able to draw down on any portion of the $25,000,000 equity line.

         We may also require additional financing to complete our strategic plans. Such financing may take the form of redemption of our publicly traded warrants, spin-offs, joint ventures, equity offerings or other collaborative relationships which may require us to share revenue. These financing strategies could impose operating restrictions on us or be dilutive to holders of our common stock. The financing may not be available on attractive terms or at all. This projection is a forward-looking statement and our actual methods of financing could differ materially from those anticipated.

OUR ACCESS TO CAPITAL IS DEPENDENT ON THE OUTCOME OF A SPECIAL STOCKHOLDERS MEETING TO BE HELD ON MAY 24, 2001

         We have scheduled a special meeting of our stockholders for May 24, 2001 (the "Special Meeting") during which our stockholders will have the opportunity to consider and vote on two proposals. Under both proposals, the stockholders are being asked to authorize us to exceed the NASDAQ 20% Limitation Rule. This Rule requires a NASDAQ-listed issuer to obtain stockholder approval prior to the issuance of securities in connection with a transaction, other than a public offering for cash, involving the sale or issuance by us of common stock equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance.

         The first proposal seeks authorization from our stockholders for us to issue a sufficient number of shares of common stock to allow us to meet our obligations under a Series F Securities Purchase Agreement with RGC International Investors, LDC which, among other things, provides for the issuance of our Series F Convertible Preferred Stock and a related Warrant to RGC International Investors, LDC. Should our stockholders fail to approve the first proposal, we would be unable to issue a sufficient number of shares of common stock to meet our obligations under the Series F Securities Purchase Agreement, thereby causing a Redemption Event under the Series F Securities Purchase Agreement. The occurrence of a Redemption Event obligates us to immediately redeem all of the then outstanding shares of Series F Preferred by purchasing such shares at a price based on a formula set forth in the Certificate of Designation for the Series F Preferred. The impact of the Redemption Event would cause a severe reduction in our capital at a time when such capital is necessary to fund our day-to-day operations and strategic business initiatives.

          The second proposal seeks authorization from our stockholders to issue an as-yet undetermined number of shares of common stock under the Equity Line Agreement. Should our stockholders fail to approve the second proposal, we would be severely limited in the amount of total equity capital that we could raise under the Equity Line Agreement based on current market prices for our common stock. Such a restriction would hinder our access to capital at a time when such capital is needed to fund our day-to-day operations and strategic business initiatives.

OUR eVWAP TRADING SYSTEM ACCOUNTED FOR 100% OF OUR REVENUES IN THE CURRENT FISCAL YEAR

         We derive all of our revenues from our eVWAP System and expect this to continue for the foreseeable future. Any factor adversely affecting the New York Stock Exchange or the Philadelphia Stock Exchange in general, or our eVWAP System in particular, is likely to have a materially adverse effect on our business, financial condition and operating results. Our future success will depend on continued growth in demand for our eVWAP System, as well as other trading systems in development, and our ability to respond to regulatory and technological changes and customer demands. If demand for our eVWAP System fails to grow at the rate we anticipate and we are unable to increase revenues in other areas of our business, then our business, financial condition and operating results will be materially and adversely affected.

OUR BUSINESS IS HIGHLY VOLATILE AND OUR QUARTERLY RESULTS MAY FLUCTUATE SIGNIFICANTLY

         We have experienced an increase in our trading volume and volatility of such trading volume from session to session during the past year. These fluctuations may have a direct impact on our operating results and may cause significant fluctuations in our inter-day profitability. We cannot assure you that the volatility in our daily trading volume will not continue. Moreover, the continued volatility in the securities markets, particularly in technology-related securities, could result in significant proprietary trading losses. These losses could have a material adverse effect on our business, financial condition and operating results.

         Our operating results may fluctuate significantly in the future because of a number of other factors, including:

         o        our ability to manage proprietary trading-related risks;

         o        changes in the volume of order flow in our trading systems;

         o        volatility in the securities markets;

         o        our ability to manage personnel, overhead and other expenses;

         o changes in execution fees and clearance fees, which are fees we pay to our clearing brokers;

         o        the addition or loss of sales and trading professionals;

         o        regulatory changes and compliance issues;

         o        the amount and timing of capital expenditures;

         o costs associated with acquisitions; and o general economic conditions.

         If demand for our services declines and we are unable to adjust our cost structure on a timely basis, our business, financial condition and operating results may be materially adversely affected.

OUR REVENUES MAY DECREASE DUE TO DECLINES IN MARKET VOLUME, PRICES OR LIQUIDITY

         Our revenues may decrease due to a decline in securities trading volumes, prices or liquidity. Declines in the volume of securities transactions and in market liquidity generally result in lower revenues from trading system activities. Lower price levels of securities also may result in reduced trading activity and reduce our revenues from electronic brokerage transactions. Any decline in securities trading volumes, price or market liquidity or any other of these factors could have a material adverse effect on our business, financial condition and operating results.

WE MAY BE UNABLE TO ACQUIRE NEW BUSINESSES AND MAINTAIN EXISTING STRATEGIC RELATIONSHIPS THAT BENEFIT OUR BUSINESS

         We have acquired or invested in companies and strategic alliances and may seek to do so in the future. Acquisitions may entail numerous risks, including:

         o difficulties in assessing values for acquired businesses and technologies;

         o difficulties in the assimilation of acquired operations and products;

         o diversion of management's attention from other business concerns;

         o assumption of unknown material liabilities of acquired companies;

         o amortization of acquired intangible assets, which could reduce future reported earnings;

         o potential loss of customers or key employees of acquired companies;

         o failure to achieve expected financial and operational objectives;

         o        cultural and language barriers involving foreign partners; and

         o difficulties in controlling or influencing the activity of joint ventures.

         We may not be able to integrate successfully any operations, personnel, services or products of companies that we acquire in the future. In addition, we have established a number of strategic relationships with information providers, clearing firms, institutional investors and other firms. These relationships and others we may enter into in the future are and will be important to our business and growth prospects. We may not be able to maintain these relationships or develop new strategic alliances.

FUTURE SALES OF OUR COMMON STOCK COULD DILUTE OR DEPRESS THE MARKET PRICE OF OUR COMMON STOCK

         By this prospectus we are registering 2,567,278 shares of our common stock. We currently have commitments to issue and register an undetermined number of additional shares of our common stock. We may also issue options, warrants or other derivative securities that are convertible into our common stock. The public sale of our common stock by the selling stockholders, other selling stockholders that control large blocks of our common stock, and the conversion of our derivative securities and public sale of the common stock underlying these derivative securities could adversely dilute our common stock and depress the market value of our common stock.

         On February 9, 2001, we entered into an equity line financing agreement with Jameson Drive, LLC for up to $25,000,000 in the form of a Securities Purchase Agreement. The agreement gives us the right to require Jameson Drive to purchase shares of our common stock, subject to certain conditions as set forth in the agreement. The purchase price for the shares will be 90% of the defined market price of our common stock. We have also agreed to issue a common stock purchase warrant at a price determined at the time of each purchase of our common stock pursuant to the Securities Purchase Agreement. We have agreed to register the resale of the common stock sold to Jameson Drive LLC and the common stock issuable upon exercise of the warrant. The future issuance of these additional shares below the then current market value of our common stock will result in dilution to our stockholders and may depress our stock price.

FUTURE CONVERSION OF OUR PREFERRED STOCK MAY RESULT IN DILUTION

         Our governing documents authorize the issuance of up to three million shares of preferred stock without stockholder approval, with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock. We have two classes of preferred stock outstanding, namely Series B and Series F Convertible Preferred Stock. The conversion of these classes of our preferred stock may result in substantial dilution to the percentage ownership of current stockholders. The conversion formula for the Series B Convertible Preferred Stock is fixed. The conversion formula for the Series F Convertible Preferred is not fixed, and will fluctuate with the market price of our common stock.

         The shares of common stock underlying the Series F Convertible Preferred, as well as the shares of common stock underlying related Warrants, were registered by means of a registration statement dated September 15, 1999. We expect to register an undetermined number of additional shares of the common stock underlying the Series F Convertible Preferred to allow us to meet our entire obligation to the Series F Convertible Preferred Investor.

WE DO NOT EXPECT TO PAY COMMON STOCK DIVIDENDS

         We have not paid or declared any cash dividends upon our common stock since our inception. We do not presently intend to pay cash dividends on our common stock. Our Board of Directors has discretion to pay cash dividends on our common stock and on our Series B Preferred Stock. While there are no contractual limitations on our ability to pay cash dividends on our common stock, based on our present financial status and contemplated future financial requirements, we do not anticipate declaring any cash dividends on the common stock. In determining whether to pay dividends, the Board of Directors considers many factors, including our earnings, capital requirements and financial condition. The effect of our election not to pay dividends will help ensure that all of our resources will be reinvested in the company. However, you will not receive payment of any dividends in the foreseeable future and the return on your investment may be lower than anticipated.

                         RISKS RELATED TO OUR MANAGEMENT

WE DEPEND ON KEY EMPLOYEES

         Our future success depends upon the continued service of certain of our executive officers and key technology personnel. If we lost the services of one or more of our key employees it could have a material adverse effect on our business. In particular, the services of Fredric W. Rittereiser, Fred S. Weingard, Arthur J. Bacci, and William W. Uchimoto, would be difficult to replace. We have entered into multi-year employment agreements with Messrs. Rittereiser, Weingard, and Bacci. We have obtained "key-man" life insurance on each of these individuals. We further believe our future success will depend upon our ability to attract and retain additional highly skilled technical, managerial, sales and marketing personnel. Competition for such personnel in the information technology development industry is intense. If we are unable to attract and retain such personnel, it could have a material adverse effect on our business, operating results, and consolidated financial operations.

OUR DIRECTORS AND OFFICERS MAY BE ABLE TO EXERT CONTROL

         Because our Certificate of Incorporation provides no cumulative voting rights, our directors and officers, acting together, are in a position to exert significant influence on the election of the members of the Board of Directors of Ashton and each of its subsidiaries and on most corporate actions, as well as any actions requiring the approval of stockholders, such as mergers and acquisitions. Our directors and officers beneficially own approximately 1.8% of the outstanding shares of our common stock. In addition, directors and officers have been granted options to purchase our common stock. Should all the vested options be exercised and converted into common stock, the directors and officers would own 11.5% of the outstanding shares of common stock.

                          RISKS RELATED TO OUR PRODUCTS

WE WILL BE DEPENDENT ON THE CONTINUED GROWTH OF THE MARKET FOR eVWAP

         The success of eVWAP is heavily dependent upon the acceptance of the product by broker-dealers, institutional investors and other market participants. Failure to obtain such acceptance could result in lower volumes and a lack of liquidity on eVWAP. Market and customer acceptance of eVWAP will depend upon, among other things, eVWAP's operational performance. In addition, our customers may discontinue use of eVWAP at any time. While we continue to solicit customers to use eVWAP, there can be no assurance that we will attract a sufficient number of customers to eVWAP.

         Our revenues will depend on the volume of securities traded on our systems. Variations in transaction volume could result in significant volatility in operating results. Other factors that are beyond our control, including national and international economic, political and market conditions, the availability of funding and capital, the level and volatility of interest rates, legislative and regulatory changes, inflation, and similar broad trends may affect securities trading volumes. As important, acceptance of our products by financial market participants is necessary to generate sufficient trading volumes. Any one or all of these factors could result in lower share volumes offered through eVWAP and could adversely impact our results of operations.

WE DEPEND SIGNIFICANTLY ON OUR COMPUTER AND COMMUNICATIONS SYSTEMS

         Our trading system and proprietary trading activities depend on the integrity and performance of the computer and communications systems supporting them. Extraordinary trading volumes or other events could cause our computer systems to operate at an unacceptably low speed or even fail. Any significant degradation or failure of our computer systems or any other systems in the trading process could cause customers to suffer delays in trading. These delays could cause substantial losses for customers and could subject us to claims from customers for losses. We cannot assure you that our network protections will work.

         Any computer or communications system failure or decrease in computer systems performance that causes interruptions in our operations could have a material adverse effect on our business, financial condition and operating results. We currently do not provide our customers with backup trading systems or disaster recovery systems.

OUR SUCCESS WILL DEPEND ON THE LEVEL OF MARKET ACCEPTANCE OF OUR SERVICES AND PRODUCTS

         We receive a substantial portion of our order flow through electronic communications gateways, including a variety of computer-to-computer interfaces and the Internet. Our electronic brokerage services involve alternative forms of order execution. Accordingly, substantial marketing and sales efforts may be necessary to educate prospective customers about our electronic brokerage services and products. There can be no assurance that our marketing and sales efforts will be successful in educating and attracting new customers for our trading systems.

WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH

         Our current trading, communications and information systems have been designed to perform within finite capacity parameters. We believe that our growth will require implementation of new and improved trading, communications and information systems. There can be no assurance that a significant increase in trading volumes or the introduction of new or multiple products will not result in systems failures or have a material adverse effect on our business, financial condition or operating results.

         Our business is characterized by rapid technological change, changing customer demands and evolving industry standards. Our future success depends, in part, on how we respond to these demands. These demands will require us to introduce new products and services, enhance existing products and services and adapt our technology in a timely fashion. There can be no assurance that we will be capable of introducing new products and services, enhancing products and services or adapting our technology.

OUR COMPLIANCE AND RISK MANAGEMENT METHODS MIGHT NOT BE FULLY EFFECTIVE

         The scope of procedures for assuring compliance with applicable rules and regulations has changed as the size and complexity of our business has increased. In response, we have implemented and continue to revise formal compliance procedures. Our future operating results will depend on our ability to continue:

         o to improve our systems for operations, financial control, and communication and information management;

         o to refine our compliance procedures and enhance our compliance oversight; and

         o        to recruit, train, manage and retain our employee base.

         There can be no assurance that our risk management and compliance procedures will be adequate or effective to detect and deter compliance systems failures. Nor can we assure you that we will be able to manage our systems, technology and regulatory compliance growth successfully. Our inability to do so could have a material adverse effect on our business, financial condition and operating results.

WE ARE SUBJECT TO NET CAPITAL REQUIREMENTS

         The SEC and the NASD have strict rules that require each of our broker-dealer subsidiaries to maintain sufficient net capital. If we fail to maintain the required net capital, the SEC or the NASD may suspend or revoke our broker-dealer licenses. Also, a change in the net capital rules, the imposition of new rules or any unusually large charge against our net capital could limit our operations. A significant operating loss or any unusually large charge against our net capital could adversely affect our ability to expand or even maintain our present levels of business, which could have a material adverse effect on our business, financial condition and operating results. Also, these net capital requirements limit our ability to transfer funds from our broker-dealer subsidiaries to ourselves. This means that we may be unable to repay our debts, fund our operations or repurchase our stock.

OUR BROKERAGE OPERATIONS EXPOSE US TO LIABILITY FOR ERRORS IN HANDLING CUSTOMER ORDERS

         We provide execution services to each of our trading system customers and execute orders on behalf of each of our broker-dealer subsidiaries. In conjunction with our clearing agent partners, we provide clearing services, which include the confirmation, receipt, settlement and delivery functions, involved in securities transactions. Errors in performing clearing services or execution services, including clerical and other errors related to the handling of funds on behalf of customers and customer orders could lead to civil penalties imposed by applicable authorities as well as losses and liability in related lawsuits brought by customers and others.

WE MAY BE EXPOSED TO RISKS OF SOFTWARE "BUGS," ERRORS AND MALFUNCTIONS

         Complex software such as ours often contains undetected errors, defects or imperfections (often referred to as "bugs"). Despite rigorous testing, the software used in our products could still be subject to various risks associated with systems errors, malfunctions and employee errors. These bugs could result in service interruptions. In addition, because our products often work with software developed by others, including customers, bugs in others' software could damage the marketability and reputation of our products. Given the competitive environment for electronic equity trading execution, investors could elect to use our competitors' products on a temporary or permanent basis to complete their trades. Prolonged service interruptions resulting from natural disasters could also result in decreased trading volumes and the loss of customers.

OUR NETWORKS MAY BE VULNERABLE TO SECURITY RISKS

         The secure transmission of confidential information over public networks is a critical element of our operations. We have not in the past experienced network security problems. However, our networks may be vulnerable to unauthorized access, computer viruses and other security problems. Persons who circumvent security measures could wrongfully use our confidential information or our customers' confidential information or cause interruptions or malfunctions in our operations. We may be required to expend significant additional resources to protect against the threat of security breaches or to alleviate problems caused by any breaches. We may not be able to implement security measures that will protect against all security risks.

WE DEPEND ON OUR CLEARING AGENTS

         Our trading and information systems are coordinated with the clearing and information systems of our clearing agents. They furnish us with the information necessary to run our business, including transaction summaries, data feeds for compliance and risk management, execution reports and trade confirmations. We rely on our clearing brokers to discharge their obligations to us and our customers on a timely basis. If they fail to do so, or experience systems failure, interruptions or capacity constraints, our business, financial condition and operating results may suffer.

FINANCIAL OR OTHER PROBLEMS EXPERIENCED BY THIRD PARTIES COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS

         We are exposed to credit risk from third parties that owe us money, securities, or other obligations. These parties include our customers, trading counterparties, clearing agents, exchanges and other financial intermediaries. Any failure by these third parties to discharge adequately their obligations in a timely basis or any event adversely affecting these third parties could have a material adverse effect on our business, financial condition and operating results.

WE FACE RISKS ASSOCIATED WITH OUR TRADING ACTIVITIES

         We are engaged in trading activities predominantly through ATG Trading acting as a principal. These activities involve the purchase, sale or short sale of securities for our own account. These activities are subject to a number of risks, including risks of price fluctuations and rapid changes in the liquidity of markets, all of which subjects our capital to significant risks.

WE DEPEND ON THIRD PARTIES TO PROVIDE ACCURATE AND TIMELY FINANCIAL INFORMATION, ANALYSES, QUOTES AND OTHER DATA

         We receive consolidated New York Stock Exchange listed trading information, including real-time quotes, last sale reporting, volume and price information and error reports from a number of third parties, including the New York Stock Exchange, the Consolidated Tape Association and the Securities Industry Automation Corporation (SIAC). We then calculate the volume weighted average price information for the listed securities traded on our system and distribute this information to our customers, primarily through our Web site. We also use this information for pricing matched orders executed on our system. We depend upon these information suppliers to accurately provide and format this data, in many cases on a real-time basis. If these suppliers fail to supply accurate or timely information, our customers may develop an adverse perception of our trading systems and cease doing business with us. We may also be subject to claims for negligence or other theories based on the nature and content of information we provide our customers. Any liability arising from third party supplied data could have a material adverse effect on our business, financial condition and operating results.

WE MAY BE EXPOSED TO RISKS OF INTELLECTUAL PROPERTY INFRINGEMENT

         We regard our products and the research and development that went into developing them as our property. Unauthorized third parties could copy or reverse engineer certain portions of our products or obtain or use information that we regard as proprietary. Nondisclosure and other contractual arrangements used to protect our proprietary rights could be breached and we may not have adequate remedies for any breach. We cannot be sure the actions we have undertaken or are contemplating will be adequate to deter misappropriation of proprietary information or enable us to detect unauthorized use of proprietary information. If faced with these situations we may not be able to afford the high cost required to enforce intellectual property rights or we may not have adequate remedies for any breach.

         In addition, our trade secrets could become known to or be independently developed by our competitors. While our competitive position may be adversely affected by the unauthorized use of our proprietary information, we believe the ability to protect fully our intellectual property is less significant to our success than other factors, such as the knowledge, ability and experience of our employees and our ongoing product development and customer support activities.

         We rely primarily on a combination of patent trademark and trade secret protection, employee and third party confidentiality and non-disclosure agreements, license agreements, and other intellectual property protection methods to protect these property rights. However, none of our patent applications have yet been granted nor have we filed for copyright protection relating to current product lines.

         Although we believe our services and products do not infringe on the intellectual property rights of others, there can be no assurance that third parties will not assert infringement claims against us in the future. Any such assertions by third parties could result in costly litigation, in which we may not prevail. Also, in such event, we may be unable to license any patents or other intellectual property rights from third parties on commercially reasonable terms, if at all. Litigation, regardless of its outcome, could also result in substantial cost and diversion of our resources. Any infringement claims or other litigation against us could materially impact our business, operating results, and consolidated financial condition.

                          RISKS RELATED TO OUR INDUSTRY

WE ARE SUBJECT TO RISKS ASSOCIATED WITH THE SECURITIES INDUSTRY GENERALLY

         The securities industry has undergone several fundamental changes which have resulted in an increase in the volume of equity securities traded in the U.S. equity markets and a general decrease in the spreads between bid and ask, or buy and sell, prices.

         We derive most of our revenue from trading in existing equity securities, currently limited to the largest 300 issues listed on the New York Stock Exchange. Any reduction in revenues resulting from a decline in the secondary market trading volume for these equity securities could have a material adverse effect on our business, financial condition and operating results. Additionally, a decline in cash flows into the U.S. equity markets or a slowdown in equity trading activity by broker-dealers and other institutional investors may have an adverse effect on the securities markets generally and could result in lower revenues from our trading system activities.

         The securities business is also subject to various other risks, including customer default, employees' misconduct, errors and omissions by traders and order takers, and litigation. These risks are often difficult to detect beforehand or to deter. Losses associated with these risks could have a material adverse effect on our business, financial condition and operating results.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION

         The securities industry is subject to extensive regulation under both federal and state laws. In addition, the SEC, the NASD, other self-regulatory organizations, commonly referred to as SROs, and state securities commissions require strict compliance with their respective rules and regulations. These regulatory bodies are responsible for safeguarding the integrity of the securities markets and protecting the interests of participants in those markets. As a broker-dealer, we are subject to regulation concerning certain aspects of our business, including:

         o        trading practices;

         o        capital structure;

         o        record retention;

         o        net capital requirements; and

         o        the conduct of our directors, officers and employees.

         Broker-dealers, including Croix Securities, REB Securities and ATG Trading, are required to notify the SEC prior to repaying subordinated borrowings, paying dividends and making loans to their parents, affiliates or employees, or otherwise entering into transactions which, if executed, would result in a reduction of 30.0% or more of their excess net capital (net capital less minimum requirement).

         Failure to comply with any of these laws, rules or regulations could result in adverse consequences. An adverse ruling against us and/or our officers and other employees could result in us and/or our officers and other employees being required to pay a substantial fine or settlement and could result in suspension or expulsion. This could have a material adverse effect on our business, financial condition and operating results.

         The regulatory environment in which we operate is subject to change. New or revised legislation or regulations imposed by the SEC, other United States or foreign governmental regulatory authorities, SROs or the NASD could have a material adverse effect on our business, financial condition and operating results. Changes in the interpretation or enforcement of existing laws and rules by these governmental authorities, SROs and the NASD could also have a material adverse effect on our business, financial condition and operating results.

         Additional regulation, changes in existing laws and rules, or changes in interpretations or enforcement of existing laws and rules often directly affect securities firms. We cannot predict what effect any such changes might have. Our business, financial condition and operating results may be materially affected by both regulations that are directly applicable to us and regulations of general application. Our levels of trading system activity and proprietary trading can be affected not only by such legislation or regulations of general applicability, but also by industry-specific legislation or regulations.

OUR INDUSTRY IS HIGHLY COMPETITIVE

         With the SEC's approval of new regulations governing ATSs, there are now lower barriers to entering the securities trading markets by alternative trading systems. The regulatory and operating environment for these entities has been undergoing significant changes. We could face increased competition should traditional securities exchanges take steps to retain transaction volume or to compete with VWAP by establishing similar trading systems. We could also face intense competition from other alternative trading systems that seek to take advantage of the new SEC regulations.

         Many of our competitors have substantially greater financial, research, development and other resources than we do and many of their products have substantial operating histories. While we believe our products will offer certain competitive advantages, our ability to maintain these advantages will require continued investment in the development of additional marketing activities and customer support services. We may be unable to marshal sufficient resources to continue to make this investment while our competitors may continue to devote significantly more resources to competing services.

         Our products compete with other electronic trading systems, including Instinet Corporation's crossing network, Investment Technology Group Inc.'s POSIT system, Bloomberg, L.P.'s Bloomberg Professional and Bloomberg Tradebook, and other companies that develop proprietary electronic trading systems. We believe that the key competitive criteria include quality of trade execution, pricing, and reliability of trade processing and settlement operations. Although we feel eVWAP will offer improved trading performance, trading flexibility and commercial benefits, there is no assurance that eVWAP will be accepted by an extended customer base. Nor can we be sure our products will be able to address adequately the competitive criteria in a manner that results in a competitive advantage. We also compete with various national, regional and foreign securities exchanges for trade execution services.

THE DOWNTURN IN THE NASDAQ STOCK MARKET AND OTHER EQUITY MARKETS MAY AFFECT OUR STOCK PRICE AND OUR PROSPECTS

         During the past twelve months, the NASDAQ Stock Market has suffered a major correction, losing approximately 63.7% of its value. The Dow Jones Industrial Average has lost 13.6% of its value during this period. The NASDAQ correction has severely impacted our stock price. There can be no assurance that the NASDAQ Stock Market will recover to its former pre-correction levels or that our stock will return to or surpass its historical high price. Moreover, as our stock price is depressed, equity-based financing opportunities will become less available on terms that we believe are reasonable, if at all. Equity-based financing at a depressed stock price will increase the degree to which our stockholders will be diluted upon the completion of any such financing.

                                 USE OF PROCEEDS

         We will receive no proceeds from the resale of the common stock by selling stockholders, and we are paying all expenses in connection with this registration statement. However, we will receive proceeds from the exercise, if any, by TK Holdings, Inc. of the Series K Warrant. We intend to use the proceeds described above for working capital and general corporate purposes.

                              SELLING STOCKHOLDERS

         Based on information provided to us by the selling stockholders, the table below sets forth information with respect to our common stock beneficially owned by them as of the date of this prospectus. Because the selling stockholders can offer all, some or none of their shares of our common stock, we have no way of determining the number either of them will hold after this offering. Therefore, we have prepared the table below on the assumption that they will sell all shares covered by this prospectus. In addition, to our knowledge, none of the selling stockholders have had a material relationship with us during the last three years, other than as an owner of our common stock or other securities.



                                                                     Number of shares
                                                                        to be sold           Beneficial Ownership
                               Beneficial Ownership of Common           under this             of Common Stock
                                Stock Prior to the Offering             Prospectus            After the Offering
                               ------------------------------        ----------------      -----------------------
                                Number of           Percent                                 Number         Percent
          Name                   Shares            of Class                                of Shares      of Class
-------------------------      ----------         -----------        ----------------      ---------      --------

CALP (1)                          109,500           0.3%                  109,500                 0           0%
CALP II(1)                      1,333,333           4.0%                1,333,333                 0           0%
TK Holdings, Inc.(1)            1,033,945           3.1%                  933,945           100,000         0.3%
Southshore Capital
  Fund Limited                    150,000           0.4%                  150,000                 0           0%
Advantage (Bermuda)
  Fund, Ltd.(1)                    40,500           0.1%                   40,500                 0           0%
Total                           2,667,278           7.9%                2,567,278           100,000         0.3%

(1) Two executive officers of TK Holdings, Inc. are also (i) executive officers of the general partner of both CALP Limited Partnership and CALP II Limited Partnership and (ii) executive officers of the general partner of Advantage (Bermuda) Fund, Ltd. Accordingly, TK Holdings, CALP, CALP II and Advantage (Bermuda) Fund, Ltd. may be considered a group that beneficially owns all of the shares beneficially owned by any of them.

TK HOLDINGS AND OTHER BENEFICIAL OWNERS OF THE SERIES K WARRANT

         On June 4, 1999, our subsidiary UTTC completed a private placement to TK Holdings, Inc. and its Chairman (together, the "Canadian Investors") of 145,700 of its Series TK Convertible Preferred Stock for an aggregate purchase price of $2,000,000. In connection with that private placement, we issued each of the Canadian Investors a Series T Warrant for the purchase of 100,000 shares of our common stock at an exercise price of $10.00 per share. The primary purpose of the UTTC private placement was for general corporate working capital of UTTC.

         On December 20, 1999, we funded our subsidiary, Ashton Canada, with $333,400 in cash for equity in the Class A common shares and agreed to provide an additional $666,600 as and when required, by way of either equity or debt. As of March 30, 2001, Ashton has funded its $1,000,000 commitment to Ashton Canada. We own 51% of the voting equity of Ashton Canada. In connection with the agreement to form Ashton Canada, we issued a three-year Series K Warrant to purchase 500,000 shares of our common stock at an exercise price of $2.50 per share to TK Holdings, Inc. On December 20, 2000, the Series K Warrant began vesting in quarterly installments of 125,000 shares, and will vest in full on September 30, 2001. Of the 500,000 shares issuable upon the exercise of the Series K Warrant, TK Holdings assigned beneficial interests in the Series K Warrant as follows: to CALP, the right to purchase up to 109,500 shares; to Southshore Capital Fund Limited, the right to purchase up to 150,000 shares, and to Advantage (Bermuda) Fund, Ltd., the right to purchase up to 40,500 shares. TK Holdings reserved the right to purchase 200,000 shares of our common stock under the Series K Warrant. Each of the holders of a beneficial interest in the Series K Warrant is offering their respective shares underlying the Series K Warrant. Because our common stock has been trading at approximately $1.40-$1.70 for some time, it is unlikely that any holder of such right will exercise its beneficial interest in the Series K Warrant for $2.50 per share.

         On March 9, 2001, we issued 733,945 shares of our common stock to TK Holdings in a private placement, in exchange for 130,000 shares of Electronic Marketing Center, Inc. common stock, and 72,850 shares of UTTC Series TK Convertible Preferred Stock. TK Holdings is offering their 733,945 shares of our common stock for sale by this prospectus.

CALP II LIMITED PARTNERSHIP

         On February 5, 2001, we sold 1,333,333 shares of our common stock to CALP II Limited Partnership, for $1.50 per share, for an aggregate purchase price of $2,000,000 in a private placement that was exempt from registration under the Securities Act, as an offshore transaction pursuant to Regulation S of the Securities Act. CALP II is offering these shares of our common stock for sale by this prospectus.

                              PLAN OF DISTRIBUTION

         The selling stockholders may offer their shares at various times in one or more of the following transactions:

         o a block trade on the NASDAQ National Market or other market on which the common stock may be trading in which the broker-dealer so engaged;

         o sales as agent and possible resale of a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

         o ordinary brokerage transactions and transactions in which the broker solicits a purchaser;

         o privately negotiated face-to-face transactions by either of the selling stockholders and purchasers without a broker-dealer;

         o        through the writing of options or short sales, or

         o        any combination of the above.

         The sale price to the public may be the market price prevailing at the time of sale, a price relating to such prevailing market price, a negotiated price or such other prices as the selling stockholders determine from time to time.

         The selling stockholders may also sell their shares directly to market makers acting as principals or broker-dealers acting as agents for themselves or their customers. Brokers acting as agents for the selling stockholders will receive usual and customary commissions for brokerage transactions, and market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders and any brokers, dealers or agents effecting the sale of any of the shares may be deemed to be "underwriters" under the Securities Act.

         In addition, any securities covered by this prospectus may also be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders each have the sole discretion not to accept any offer to purchase shares or make any sale of shares if either of them concludes the purchase price is inadequate.

         The selling stockholders, alternatively, may sell the shares offered under this prospectus through an underwriter. Neither selling stockholder has entered into any agreement with a prospective underwriter, although either or both of them could do so in the future. If either or both of the selling stockholders do enter into this type of agreement, we will supplement or revise this prospectus.

         Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplemented prospectus, if required, pursuant to Rule 424(c) under the Securities Act, disclosing:

         o        the name of each broker or dealer;

         o        the number of shares involved;

         o        the price at which the shares were or will be sold;

         o the commissions paid or to be paid, or discounts or concessions allowed or to be allowed to the broker(s) or dealer(s), where applicable;

         o that the broker(s) or dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

         o        other facts material to the transaction.

         CALP II and TK Holdings and any other persons participating in the sale or distribution of the shares of common stock will be subject to the relevant provisions of the Exchange Act, including, without limitation, Regulation M. These provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distribution, subject to specified exceptions and exemptions.

         We are bearing all costs relating to the registration of the shares, other than fees and expenses, if any, of counsel or other advisers to the selling stockholders. The selling stockholders will pay any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the shares utilizing the services of a broker-dealer.

                        DESCRIPTION OF OUR CAPITAL STOCK

         As of March 30, 2001, the authorized capital stock of the Company consisted of 100,000,000 shares of common stock, par value $.01 per share, of which 33,178,830 were issued and outstanding, and 3,000,000 shares of Preferred Stock, of which 48,564 were issued and outstanding.

COMMON STOCK

         Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, and are entitled to receive any dividends that are declared by the Board of Directors. The common stock has no other rights attached to it, and there are no preemptive or sinking fund provisions applicable to the common stock. All of the shares of common stock offered by the Company by this prospectus will, when issued, be fully paid and non-assessable. If we issue any additional shares of common stock, your rights as holders of common stock could be affected, your proportionate ownership interest in the Company could be diluted and the value of your common stock could be reduced.

PREFERRED STOCK

         We are authorized to issue up to 3,000,000 shares of Preferred Stock. We have already issued the following six series:

         o        251,844 shares of Series A Convertible PIK Preferred Stock,

         o 592,500 shares of Series B Convertible Preferred Stock, of which 44,200 shares are outstanding, as of March 31, 2001,

         o        105,000 shares of Series C Convertible Preferred Stock,

         o        3.15 shares of Series D Convertible Preferred Stock,

         o        2.1 shares of Series E Convertible Preferred Stock, and

         o 20,000 shares of Series F Convertible Preferred Stock, of which 4,364 shares are outstanding as of March 31, 2001.

         We have already converted and retired all of the Series A, C, D and E Convertible Preferred Stock. We may issue further series of Preferred Stock. Our Board of Directors will determine the terms of any future series without input from our stockholders. The terms of any issuance of Preferred Stock may include voting rights (including the right to vote as a series on particular matters), which could be superior to those of the shares of common stock, may have preferences over the shares of common stock as to dividends and distributions in liquidation, conversion and redemption rights (including the right to convert into shares of common stock) and sinking fund provisions. If we issue additional Preferred Stock, your rights as holders of common stock could be affected, your proportionate ownership interest in the Company could be diluted and the value of your common stock could be reduced.

PUBLIC WARRANTS

         We have registered an aggregate of 3,232,500 publicly tradable warrants. The holders of each of these warrants is entitled, upon payment of the exercise price of $5.85, to purchase one share of common stock. Unless previously redeemed, the warrants are exercisable at any time during the five-year period ending May 2, 2002, provided that a current prospectus relating to the underlying common stock is in effect and the shares are qualified for sale or exempt from qualification under applicable securities laws.

         As of May 2, 1997, the warrants may be redeemed by the Company at a price of $.25 per warrant, if the trading price for the common stock on The NASDAQ National Market is equal to or exceeds $6.75 per share for twenty (20) consecutive trading days. We must give each warrant holder thirty (30) days' notice if we intend to redeem any or all of the warrants. If we give notice of our intention to redeem any of the warrants, the warrant holders' right to exercise their warrants will be forfeited unless they exercise their warrants prior to the date on the notice of redemption. The decision to redeem the warrants is at the sole discretion of the Board of Directors.

ANTI-TAKEOVER PROVISIONS

         We are subject to Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the Company approves the business combination in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

         Our Bylaws provide that (i) the authorized number of directors may be changed only by resolution of the Board of Directors, and (ii) directors may be removed, with or without cause, only by a majority vote of the stockholders. Our Bylaws also provide that the Board of Directors be notified not less than 60 and not more than 90 days prior to any stockholders' meeting or any stockholder proposals or nominations of directors by the stockholders. These provisions could delay, deter, or prevent a change in control of the Company or depress the market price of common stock or discourage hostile bids in which stockholders of the Company could receive a premium for their shares of common stock.

                                 INDEMNIFICATION

         The Delaware General Corporation Law allows us to indemnify our directors and officers in terms sufficiently broad to indemnify such persons for liabilities arising under the Securities Act. We have a directors and officers liability insurance policy that, under certain circumstances, could serve to indemnify our directors and officers against liabilities under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus, which is part of the registration statement, does not contain all the information contained in the registration statement or in the exhibits to the registration statement. For further information with respect to us and to the common stock, you should review the registration statement and the exhibits. We also file annual, quarterly and special reports, proxy statements and other information with the Commission. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the Public Reference Section of the SEC at Room 1024, Washington, D.C., Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549 and at the regional offices of the SEC located at 75 Park Place, Room 1400, New York, New York 10007, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

         Our common stock and public warrants are listed on the NASDAQ National Market, a subsidiary of the National Association of Securities Dealers, Inc., or NASD. Our filings may be inspected and copied at the NASD's offices at 1735 K Street, N.W., Washington, DC 20006-1500.

                          TRANSFER AGENT AND REGISTRAR

         StockTrans, Inc., Ardmore, Pennsylvania, is the transfer agent and registrar for the Company's common stock and public warrants.

                                  LEGAL MATTERS

         Mayer, Brown & Platt, Houston, Texas, has passed upon certain legal matters with respect to the validity of the shares of common stock offered by this prospectus.

                                     EXPERTS

         Goldstein Golub Kessler LLP, or GGK, New York, New York, has audited the consolidated financial statements of the Company and subsidiaries for the two fiscal years ended March 31, 2000 and March 31, 1999, incorporated by reference in this prospectus and registration statement. The Company has relied on GGK's report in incorporating these financial statements given GGK's expertise in accounting and auditing.

             IMPORTANT INFORMATION INCORPORATED INTO THIS PROSPECTUS

         The SEC allows us to "incorporate by reference," the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all of the securities covered by this prospectus:

         (a) Our Annual Report filed on Form 10-K for the fiscal year ended March 31, 2000,

         (b) Our Quarterly Reports filed on Form 10-Q for the periods ended June 30, 2000, September 30, 2000, and December 31, 2000,

         (c)      Our Current Report on Form 8-K dated April 26, 2000, and

         (d) Our Proxy Statements dated July 31, 2000, November 6, 2000, and March 30, 2001.

         You may request a copy of these filings at no cost by writing or telephoning us at the following address

                               Jennifer L. Andrews
                             Chief Financial Officer
                        The Ashton Technology Group, Inc.
                               Eleven Penn Center
                          1835 Market Street, Suite 420
                        Philadelphia, Pennsylvania 19103
                                 (215) 789-3300

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Delaware General Corporation Law authorizes the Company to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification of such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. In addition, the Company has obtained Directors' and Officers' Liability Insurance, which insures its officers and directors against certain liabilities such persons may incur in their capacities as officers or directors of the Company. The Company pays annual premiums of approximately $316,000 on this policy.

         Article 7 of the Company's Amended Certificate of Incorporation provides as follows:

         SEVENTH: Directors of the Corporation shall not be liable to either the corporation or its stockholders for monetary damages for a breach of fiduciary duties unless the breach involves: (1) a duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability for unlawful payments of dividends or unlawful stock purchase or redemption by the corporation, or (4) a transaction from which the director derived an improper personal benefit.

ITEM 16. EXHIBITS

         The following is a list of exhibits filed as part of this Registration Statement, as amended.

        Exhibit
        Number    Description

         5.1      Opinion of Mayer, Brown & Platt

         10.1 Common Stock Purchase Agreement, dated as of February 5, 2001, between The Ashton Technology Group, Inc. and CALP II Limited Partnership

         10.2 Stock Purchase Agreement dated as of June 4, 1999, among The Ashton Technology Group, Inc., Universal Trading Technologies Corporation, TK Holdings, Inc. and Mark E. Valentine (1)

         10.3 Series K Common Stock Purchase Warrant of Ashton, dated June 4, 1999, held by TK Holdings, Inc. (1)

         23.1     Consent of Goldstein Golub Kessler LLP

         (1) Incorporated by reference to the Company's Form 10-Q, for the period ended December 31, 1999.

ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby also undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on March 30, 2001.

THE ASHTON TECHNOLOGY GROUP, INC.


By:  /s/ Arthur J.  Bacci
   ---------------------------------
         Arthur J.  Bacci
         President

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.




Signature                                     Title                                      Date
---------                                     -----                                      ----

/s/ Fredric W. Rittereiser                    Chairman of the Board and Chief            March 30, 2001
------------------------------------          Executive Officer
Fredric W. Rittereiser                        (Principal Executive Officer)
                                                                                         March 30, 2001
/s/ Arthur J. Bacci                           Director, President, and Chief Operating
------------------------------------          Officer
Arthur J. Bacci

/s/ William W. Uchimoto                       Director and General Counsel               March 30, 2001
------------------------------------
William W. Uchimoto

/s/ Fred S. Weingard                          Director                                   March 30, 2001
------------------------------------
Fred S. Weingard

/s/ K. Ivan F. Gothner                        Director                                   March 30, 2001
------------------------------------
K. Ivan F. Gothner

/s/ Richard E. Butler                         Director                                   March 30, 2001
------------------------------------
Richard E. Butler

/s/ Thomas G. Brown                           Director                                   March 30, 2001
------------------------------------
Thomas G. Brown

/s/ Herbert Kronish                           Director                                   March 30, 2001
------------------------------------
Herbert Kronish

/s/ Jennifer L. Andrews                       Chief Financial Officer (Principal         March 30, 2001
------------------------------------          Financial Officer and Principal
Jennifer L. Andrews                           Accounting Officer)

                                  EXHIBIT INDEX

      EXHIBIT
      NUMBER      DESCRIPTION
      -------     -----------

       5.1        Opinion of Mayer, Brown & Platt

       10.1 Common Stock Purchase Agreement, dated as of February 5, 2001, between The Ashton Technology Group, Inc. and CALP II Limited
                  Partnership

       10.2       Stock Purchase Agreement dated as of June 4, 1999, among The
                  Ashton Technology Group, Inc., Universal Trading Technologies
                  Corporation, TK Holdings, Inc. and Mark E. Valentine(1)

       10.3       Series K Common Stock Purchase Warrant of Ashton, dated June
                  4, 1999, held by TK Holdings, Inc.(1)

       23.1       Consent of Goldstein Golub Kessler LLP


         (1) Incorporated by reference to the Company's Form 10-Q, for the period ended December 31, 1999.